UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): October 17, 2023
BANCPLUS CORPORATION
(Exact Name of Registrant as Specified in Charter)
Mississippi
(State or Other Jurisdiction of Incorporation)

333-236022	64-0655312
(Commission File Number)	(IRS Employer Identification No.)

1068 Highland Colony Parkway
Ridgeland, MS	39157
(Address of Principal Executive Offices)	(Zip Code)

(601) 898-8300
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)
Securities registered or to be registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
None	N/A	N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company ☑
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 17, 2023, BancPlus Corporation (“BancPlus”) entered into employment agreements with William A. Ray, President and Chief Executive Officer of BancPlus (the “Ray Employment Agreement”), and Eugene F. Webb, President and Chief Executive Officer of BancPlus’ subsidiary BankPlus (the “Webb Employment Agreement” and, together with the Ray Employment Agreement, the “Employment Agreements”), each effective January 1, 2024. The Ray Employment Agreement will replace BancPlus’ Employment Agreement with Mr. Ray, dated January 1, 2018, as amended, that expires in accordance with its terms on December 31, 2023. Mr. Webb is party to a Change in Control Agreement with BancPlus, dated January 1, 2018, the terms of which will be superseded by the Webb Employment Agreement. The term of the Employment Agreements expires on December 31, 2026, unless renewed or there is a change in control (as defined in the Employment Agreements), in which case the term will expire on the later of December 31, 2026 or the 24-month anniversary of the change in control.

The Ray Employment Agreement provides that Mr. Ray will (a) receive an annual base salary (subject to annual adjustments by BancPlus’ compensation committee), (b) be eligible to participate in BancPlus’ Short-Term Incentive Plan (the “STIP”) and BancPlus’ Long-Term Incentive Plan (“the LTIP”) on the same basis generally applicable to senior executive officers, (c) participate in BancPlus’ qualified retirement plan, employee benefit and deferred compensation programs, perquisite programs (including the provision of a BancPlus automobile and/or mileage reimbursement for business travel, among other perquisite benefits) and any health benefit plans available to senior executive officers, (d) receive continued coverage under a life insurance policy providing a death benefit of no less than $2,560,000, and (e) receive reimbursement of country club dues and assessments.

The Webb Employment Agreement provides that Mr. Webb will (a) receive an annual base salary (subject to annual adjustments by BancPlus’ compensation committee), (b) be eligible to participate in the STIP and the LTIP on the same basis generally applicable to senior executive officers, (c) participate in BancPlus’ qualified retirement plan, employee benefit and deferred compensation programs, perquisite programs (including the provision of an automobile mileage reimbursement for business travel, among other perquisite benefits) and any health benefit plans available to senior executive officers, (d) receive continued coverage under a life insurance policy providing a death benefit of no less than $1,100,400, and (e) receive reimbursement of country club dues and assessments.

Under the Employment Agreements, each of Mr. Ray and Mr. Webb is bound by customary non-competition and non-solicitation covenants during his period of employment and for period of six months and three years, respectively, after the date his employment with the Company terminates for any reason, as well as customary non-disclosure covenants during the period of his employment and after the date his employment with the Company terminates for any reason.

The Employment Agreements provide for the following severance benefits in the event of termination of employment by BancPlus other than for cause or by Mr. Ray or Mr. Webb, as applicable, for good reason (as such terms are defined in the Employment Agreements), unrelated to a change in control (as such term is defined in the Employment Agreements): (a) a lump sum payment equal to the sum of (i) two times his then-current base salary plus (ii) the average bonus amount received by him in the prior three years, (b) payment of a pro rated annual bonus for the year of termination based on achievement of the applicable performance metrics, and (c) payment of COBRA premiums for 18 months.

The Employment Agreements also contain certain additional change in control protections. If the employment of Mr. Ray or Mr. Webb, as applicable, is terminated by BancPlus other than for cause or by him for good reason (as such terms are defined in the Employment Agreements) during the period beginning six months before and ending 24 months following a change in control (as such term is defined in the Employment Agreements), such executive officer will receive the following severance benefits: (a) a lump sum payment equal to the sum of (i) three times his then-current base salary plus (ii) three times the average annual bonus amount received by him in the prior three years, (b) payment of a pro rated annual bonus for the year of termination based on achievement of the applicable performance metrics, (c) continued health plan coverage until he is covered under another plan or Medicare Part B, (d) payment of life insurance premiums for ten years, (e) reimbursement of country club dues and assessments for two years, and (f) transfer of his automobile lease and reimbursement of lease payments for remainder of the lease term.

As a condition to receive the severance benefits described in the preceding paragraphs, Mr. Ray or Mr. Webb, as applicable, must sign a general release in favor of BancPlus and comply with certain restrictive covenants, including the non-competition, non-solicitation and non-disclosure covenants described above, post-employment.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

BancPlus Corporation

October 19, 2023	By:	/s/ Karlen Turbeville
Karlen Turbeville
Senior Executive Vice President and Chief Financial Officer